Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Post-Effective Amendment No. 3 to the Registration Statement of Rodin Global Property Trust, Inc. on Form S-11 (No. 333-214130) to be filed on or about January 8, 2018 of our report dated December 19, 2017, on our audit of the statement of revenues and certain expenses of CF Net Lease Portfolio IV DST for the period from November 15, 2016 (commencement) through December 31, 2016, presented in accordance with accounting principles generally accepted in the United States of America and for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933 of the Securities and Exchange Commission as described in Note 2 to the financial statements, and is not intended to be a complete presentation of the CF Net Lease Portfolio IV DST’s revenues and expenses. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-11.

/s/ EisnerAmper LLP

EISNERAMPER LLP

New York, New York

January 8, 2018